EXHIBIT (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

CKX, INC.

at

$5.50 NET PER SHARE

Pursuant to the Offer to Purchase dated May 17, 2011

by

COLONEL OFFEROR SUB, LLC

a direct wholly-owned subsidiary of

COLONEL UK HOLDINGS LIMITED

and an indirect wholly-owned subsidiary of

COLONEL HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 14, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 17, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Colonel Offeror Sub, LLC, a Delaware limited liability company (“Offeror”) and a direct wholly-owned subsidiary of Colonel UK Holdings Limited, a United Kingdom private limited company, a direct wholly-owned subsidiary of Colonel Holdings, Inc., a Delaware corporation (“Parent”), to act as Dealer Manager in connection with Offeror’s offer to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), of CKx, Inc., a Delaware corporation (“CKx”), at a purchase price of $5.50 per Common Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 17, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Common Shares and for the information of your clients, together with IRS Form W-9 attached thereto;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Common Shares and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”) by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. A return envelope addressed to the Depositary for your use only.

Certain conditions to the Offer are described in Section II. 12 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, on June 14, 2011, unless the Offer is extended or earlier terminated. Except as otherwise described in Section II. 4 of the Offer to Purchase, previously tendered Common Shares may be withdrawn at any time until the Offer has expired and, if Offeror has not accepted such Common Shares for payment by July 16, 2011, such Common Shares may be withdrawn at any time after that date until Offeror accepts Common Shares for payment.

For Common Shares to be properly tendered pursuant to the Offer, (a) the Common Share certificates or confirmation of receipt of such Common Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in Section II. 2 of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering Common Shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Common Shares pursuant to the Offer. Offeror will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding materials to their customers. Offeror will pay all stock transfer taxes applicable to its purchase of Common Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer to Purchase should be addressed to Goldman, Sachs & Co., the Dealer Manager for the Offer, or Innisfree M&A Incorporated, the Information Agent for the Offer, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Goldman, Sachs & Co.

Nothing contained herein or in the enclosed documents shall render you the agent of Offeror, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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